    As Filed with the Securities and Exchange Commission on April 11, 1997.


                                                   Registration No. 333-20029-01

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                            POST-EFFECTIVE AMENDMENT
                             NO. 1 ON FORM S-3* TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                          WATSON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                    NEVADA                                      95-3872914
       (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                     Identification No.)

                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
                                 (909) 270-1400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ---------------------

                               ALLEN CHAO, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               311 BONNIE CIRCLE
                            CORONA, CALIFORNIA 91720
                                 (909) 270-1400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

           MICHEL J. FELDMAN, ESQ.                       PHILIP B. SCHWARTZ, ESQ.
               ARTHUR DON, ESQ.                     AKERMAN, SENTERFITT & EIDSON, P.A.
              D'ANCONA & PFLAUM                           ONE S.E. THIRD AVENUE
           30 NORTH LASALLE STREET                              28TH FLOOR
              CHICAGO, IL 60602                              MIAMI, FL 33131

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after the effective date of this
                        Post-Effective Amendment No. 1.

                             ---------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    The Registrant hereby amends this Post-Effective Amendment No. 1 to this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 1 to this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Post-Effective Amendment No. 1 to this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

---------------

* Filed as a Post-Effective Amendment on Form S-3 to such Form S-4 Registration Statement pursuant to the provisions of Rule 401(e) and the procedure described herein. See "Introductory Statement Not Forming Part of Prospectus."

================================================================================

             INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS


     The designation of this Post-Effective Amendment as Registration No. 333-20029-01 denotes that this is the first Post-Effective Amendment to the Form S-4 filed by the Registrant in connection with the merger of a subsidiary of the Registrant with and into Royce Laboratories, Inc. ("Royce"). This Amendment relates to the shares of the Registrant's Common Stock issuable upon exercise of the Royce warrants and options described herein. All filing fees payable in connection with the registration of these securities were paid at the time of filing of the Form S-4 Registration Statement. The Registrant contemplates that it will file a separate post-effective amendment on Form S-8 to the Form S-4 relating to shares of the Registrant's Common Stock issuable upon exercise of the stock options held by officers, directors, consultants, employees and former employees of Royce and eligible to be registered on Form S-8.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  PRELIMINARY PROSPECTUS DATED APRIL 11, 1997.


                             SUBJECT TO COMPLETION

                                   PROSPECTUS

                                          SHARES
                          WATSON PHARMACEUTICALS, INC.
                        COMMON STOCK ($.0033 PAR VALUE)


     On April   , 1997 (the "Effective Time"), a subsidiary of Watson
Pharmaceuticals, Inc., a Nevada corporation ("Watson" or the "Company"), merged with Royce Laboratories, Inc., a Florida corporation ("Royce"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 24, 1996, as amended (the "Merger"). As a result of the Merger, Royce became a wholly owned subsidiary of Watson, and each share of Royce common stock outstanding at the Effective Time was converted into the right to receive
approximately       of a share of Watson Common Stock. As a further result of
the Merger, certain warrants and options previously exercisable for Royce common stock are now exercisable for Watson Common Stock.


     This Prospectus relates to up to           shares of Watson Common Stock
that may be issued upon exercise of the following Royce warrants and options:

     1. Up to           shares of Watson Common Stock issuable upon exercise of
a warrant ("Gruntal Warrant 1") held by Gruntal & Co., Incorporated ("Gruntal").

     2. Up to           shares of Watson Common Stock issuable upon exercise of
a warrant ("Gruntal Warrant 2") held by Gruntal.

     3. Up to           shares of Watson Common Stock issuable upon exercise of
warrants issued by Royce as part of a settlement of certain class action litigation (the "Series F Warrants").

     4. Up to           shares of Watson Common Stock issuable upon exercise of
an option (the "Major Option") held by Major Pharmaceuticals, Inc. ("Major").

     5. Up to           shares of Watson Common Stock issuable upon exercise of
an option (the "P&PSI Option") held by Physician and Pharmaceutical Services, Inc. ("P&PSI").

     See "DESCRIPTION OF WARRANTS AND OPTIONS" below for a description of the warrants and options referred to above.

     The Company's Common Stock is traded on the NASDAQ National Market System
under the symbol "WATS." On April   , 1997, the last reported sale price of the
Company's Common Stock on the National Market System was $       per share.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

                 The date of this Prospectus is April   , 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION, TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Available Information..................................................................     3
Incorporation of Certain Documents by Reference........................................     3
The Company............................................................................     4
Use of Proceeds........................................................................     5
Description of Warrants and Options....................................................     5
Legal Matters..........................................................................     6
Experts................................................................................     6
Index to Financial Statements..........................................................   F-1

                             AVAILABLE INFORMATION

     Watson is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission, located at Suite 1300, 7 World Trade Center, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the offices of the National Association of Securities Dealers, 1935 K Street, N.W., Washington, D.C. 20006. In addition, electronic copies of the Registration Statement and all related exhibits and schedules may be accessed on the World Wide Web via the Commission's EDGAR database at its website (http://www.sec.gov).

     The Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Post-Effective Amendment No. 1 on Form S-3 to its registration statement (No. 333-20029) on Form S-4 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") with respect to the shares of the Company's Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each circumstance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, or incorporated by reference. Each such statement is qualified in all respects by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO WATSON PHARMACEUTICALS, INC., 311 BONNIE CIRCLE, CORONA, CALIFORNIA 91720, TELEPHONE NUMBER (909) 270-1400; ATTENTION: INVESTOR RELATIONS.

     The following documents filed with the Commission are incorporated by reference herein:

     1. Annual Report of the Company on Form 10-K for the year ended December 31, 1996.

     2. Current Reports of the Company on Form 8-K dated January 9, 1997 and February 27, 1997.

     3. The Proxy Statement/Prospectus dated March 13, 1997, filed as part of the Company's Registration Statement on Form S-4 described above.

     4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated April 3, 1992.


     5.  Annual Report of Royce on Form 10-K for the year ended December 31,
         1996.


     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act or the Securities Act after the date hereof and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                  THE COMPANY


     Watson develops, manufactures and markets a comprehensive array of off-patent pharmaceuticals, and develops proprietary pharmaceutical products. Watson pursues a balanced strategy of generating revenue through its long-established off-patent pharmaceuticals business, capitalizing on its proven capabilities to support the development of off-patent and proprietary products, and seeking opportunities to acquire businesses, technologies and products to broaden its technology platform. Watson's objective is to become a fully integrated pharmaceutical company, which (i) develops and markets off-patent pharmaceuticals and (ii) develops proprietary products and markets such products worldwide through pharmaceutical companies, joint ventures and its own marketing efforts. Watson targets difficult-to-produce niche pharmaceuticals, thereby avoiding competition with traditional commodity-oriented off-patent pharmaceutical companies. Watson also regularly reviews potential opportunities to acquire or invest in technologies, products or product rights and businesses compatible with its existing business.



     The Proxy Statement/Prospectus dated March 13, 1997, incorporated herein by reference and available without charge upon request (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" above), contains a more complete description of Watson's business and a discussion of risk factors that should be considered carefully before investing in Watson Common Stock. The Proxy Statement/Prospectus also contains certain financial and other information concerning, among other things, the merger of a subsidiary of Watson into Oclassen Pharmaceuticals, Inc., which merger (the "Oclassen Merger") was consummated effective February 27, 1997. Additional financial information is presented in this Prospectus, commencing at page F-1.


     Watson's principal executive offices are located at 311 Bonnie Circle, Corona, California 91720. Its telephone number is (909) 270-1400.

                                USE OF PROCEEDS


     The net proceeds received by the Company upon any exercises of the warrants and options described below under "DESCRIPTION OF WARRANTS AND OPTIONS" will be added to the Company's working capital and will be used for general corporate purposes. During periods that the exercise prices of such warrants or options are higher than the market price of the Company's Common Stock, the Company does not expect that such warrants or options will be exercised.


                      DESCRIPTION OF WARRANTS AND OPTIONS


     In connection with the Merger, each of the following Royce options and warrants has become an option or warrant to purchase a number of whole shares of Watson Common Stock equal to the number of shares of Royce common stock into which such options or warrants were exercisable immediately prior to the
Effective Date multiplied by approximately       , the exchange ratio calculated
by $7.25 divided by the Average Closing Price (as defined in the Merger Agreement) of Watson Common Stock (the "Exchange Ratio") (rounded to the nearest whole share with 0.5 rounded upward) at an option or warrant exercise price determined by dividing the exercise price of such option or warrant immediately prior to the Effective Date by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent with $.005 rounded upward).



     Gruntal Warrants. Prior to the Merger, Gruntal held warrants to purchase up to 283,333 shares of Royce common stock, 200,000 of which were exercisable at $3.50 per share ("Gruntal Warrant 1") and 83,333 of which were exercisable at $6.00 per share ("Gruntal Warrant 2") (Gruntal Warrant 1 and Gruntal Warrant 2 may sometimes be collectively referred to as the "Gruntal Warrants"). As a
result of the Merger, Gruntal Warrant 1 may be exercised for          shares of
Watson Common Stock at an exercise price of $          per share and Gruntal
Warrant 2 may be exercised for          shares of Watson Common Stock at an
exercise price of $          per share.



     Gruntal Warrant 1 is exercisable until August 12, 1999 and Gruntal Warrant 2 is exercisable until July 21, 1998. The Gruntal Warrants may be exercised in cash. Alternatively, the holder of the Gruntal Warrants may at any time and from time to time exercise the Gruntal Warrants, in whole or in part, by surrendering the warrant certificate in exchange for the number of shares of Watson Common Stock equal to (x) the number of shares as to which the particular Gruntal Warrant is being exercised, multiplied by (y) a fraction, the numerator of which is the market price of the Watson Common Stock at the date of exercise less the exercise price and the denominator of which is such market price. The holders of the Gruntal Warrants also have certain demand and piggyback registration rights. If such registration should involve an underwriting agreement, such underwriting agreement would include, among other things, customary indemnification and contribution obligations.


     The Gruntal Warrants were issued to Gruntal as part of their compensation for acting as the placement agent for Royce's 1994 and 1995 private placements.


     Series F Warrants. During the fourth quarter of 1994, Royce issued warrants (the "Series F Warrants") to purchase up to 658,333 shares of Royce common stock at an exercise price of $15.00 per share as part of a settlement of certain class action litigation. As a result of the Merger, the Series F Warrants allow
the holders thereof the right to purchase an aggregate of        shares of
Watson Common Stock at an exercise price of $       per share.



     The Series F Warrants are exercisable until December 31, 1999. The Company has the right to call the Series F Warrants under certain conditions if the
market price of Watson Common Stock after the Merger exceeds $          per
share for 20 consecutive trading days.



     Major Option. One of Royce's customers, Major Pharmaceuticals, Inc. ("Major"), held an option to purchase up to 50,000 shares of Royce common stock (the "Major Option") at an exercise price of $6.00 per share. The option was granted in return for the customer agreeing that Royce would be Major's sole source of supply for certain products for a period of five years. As a result of the Merger, due to a change of control provision contained in the agreement documenting the Major Option, the Major Option has become fully vested at the Effective Time of the Merger. Additionally, as a result of the Merger, the Major
Option will allow the holder thereof to purchase           shares of Watson
Common Stock at an exercise price of $          per share.


     The Major Option is exercisable until February 25, 2002, and is not transferable. Major may pay the exercise price in cash. Alternatively, Major has the right at any time and from time to time to convert the Major Option into shares of Watson Common Stock. Upon exercise of such conversion right with respect to any shares subject to options, Major will receive (without payment by Major of any cash) that number of shares of Watson Common Stock equal to the quotient obtained by dividing (x) the fair market value of such options on the conversion date, which value shall be determined by subtracting (A) the aggregate option price of the converted option shares immediately prior to the exercise of the conversion right from (B) the aggregate fair market value of such converted option shares on the conversion date, by (y) the fair market value of one share of Watson Common Stock on the conversion date.


     Major has certain demand and piggyback registration rights under the Major Option, and has the right to indemnification with respect to any untrue or alleged untrue statements or omissions contained in such registration statement except for statements or omissions made in reliance on written information provided by Major specifically for use in the preparation of such registration statement.


     P&PSI Option. A consultant to Royce, Physician and Pharmaceutical Services, Inc. ("P&PSI") held an option to purchase up to 20,000 shares of Royce common stock (the "P&PSI Option") at an exercise price of $10.50 per share if certain annual minimum net sales targets were met by the consultant during 1997. If certain 1997 net sales targets are met, P&PSI could earn on January 1, 1998, the right to receive upon exercise up to 20,000 shares of Royce common stock underlying the P&PSI Option. Assuming that P&PSI earns the right to exercise all of the shares underlying the P&PSI Option, as a result of the Merger P&PSI would
have the right to purchase          shares of Watson Common Stock at an exercise
price of $          per share upon the exercise of the P&PSI Option.


     The P&PSI Option will expire on December 31, 1999. Payment of the option price may be made by cash or by delivery of Watson Common Stock having a fair market value equal to the option price, or by a combination of cash and shares. The P&PSI Option is not transferable.

                                 LEGAL MATTERS


     The validity of the issuance of the Company's Common Stock being offered hereby will be passed upon for the Company by D'Ancona & Pflaum, Chicago, Illinois. As of the date of this Prospectus, Michel J. Feldman, a partner of D'Ancona & Pflaum and a director and Secretary of the Company, beneficially owned 24,750 shares of the Company's Common Stock. In addition, other members of D'Ancona & Pflaum own additional shares of the Company's Common Stock, which ownership is not material in the aggregate.


                                    EXPERTS


     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. (the "Form 10-K") as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, except as they relate to Somerset Pharmaceuticals, Inc. and Circa Pharmaceuticals, Inc., have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to Somerset Pharmaceuticals, Inc. and Circa Pharmaceuticals, Inc., by Deloitte & Touche LLP and Coopers & Lybrand L.L.P., independent accountants, whose reports thereon also appear in the Form 10-K. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The supplementary financial statements included in this Prospectus, except as they relate to Oclassen Pharmaceuticals, Inc., Somerset Pharmaceuticals, Inc. and Circa Pharmaceuticals, Inc., have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to Oclassen Pharmaceuticals, Inc., Somerset Pharmaceuticals, Inc. and Circa Pharmaceuticals, Inc., by Arthur Andersen LLP, Deloitte & Touche LLP and Coopers & Lybrand L.L.P., independent accountants, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.



     The consolidated financial statements of Royce Laboratories, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Royce Laboratories, Inc. for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The consolidated financial statements of Somerset Pharmaceuticals, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period then ended incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated statements of operations and cash flows of Circa Pharmaceuticals, Inc. for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                        PAGE
                                                                                        ----
Watson's Supplementary Consolidated Financial Statements
     Reports of Independent Accountants...............................................   F-2
     Supplementary Consolidated Balance Sheets as of December 31, 1996 and 1995.......   F-6
     Supplementary Consolidated Statements of Income for each of the Three Years in
      the Period Ended December 31, 1996..............................................   F-7
     Supplementary Consolidated Statements of Stockholders' Equity for each of the
      Three Years in the Period Ended December 31, 1996...............................   F-8
     Supplementary Consolidated Statements of Cash Flows for each of the Three Years
      in the Period Ended December 31, 1996...........................................   F-9
     Notes to Supplementary Consolidated Financial Statements.........................  F-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Watson Pharmaceuticals, Inc.

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Watson Pharmaceuticals, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein); and in our report dated February 7, 1997, except as to Note 2, which is as of February 27, 1997, we expressed an unqualified opinion on those consolidated financial statements.

As described in Note 2 in the footnotes to the consolidated financial statements of Watson Pharmaceuticals, Inc., on February 27, 1997, Watson Pharmaceuticals, Inc. merged with Oclassen Pharmaceuticals, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Watson Pharmaceuticals, Inc. with Oclassen Pharmaceuticals, Inc.

In our opinion, based upon our audits and the report of other auditors, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Watson Pharmaceuticals, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Somerset, an entity which is 50% owned by the Company. The Company's investment in Somerset aggregated $24,653,000 and $25,741,000 at December 31, 1996 and 1995 respectively, and its equity in the earnings of Somerset totaled $20,100,000, $24,800,000, and $25,100,000 for the years ended
December 31, 1996, 1995, and 1994, respectively. We did not audit the financial statements of Circa, a wholly owned subsidiary, as of December 31, 1994, which statement reflects net income of $17,259,000 (includes equity in the earnings of Somerset of $25,100,000). In addition, we did not audit the financial statements of Oclassen which statements reflect total assets of $35,900,000 and $30,021,000 at December 31, 1996 and 1995 respectively, and total revenues of $34,421,000, $29,247,000, and $28,557,000 for the years ended December 31, 1996, 1995, and
1994, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Oclassen Pharmaceuticals, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Costa Mesa, California
April 10, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Somerset Pharmaceuticals, Inc.:

     We have audited the accompanying consolidated balance sheets of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 (incorporated herein and not included separately). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 6, 1997, except for Note 12,
  as to which the date is March 7, 1997

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Oclassen Pharmaceuticals, Inc.:

     We have audited the balance sheets of Oclassen Pharmaceuticals, Inc. (a Delaware corporation) as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Oclassen Pharmaceuticals, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Oakland, California
January 17, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Circa Pharmaceuticals, Inc.

     We have audited the consolidated statements of operations and cash flows of Circa Pharmaceutical, Inc. and Subsidiaries (the "Company") for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Somerset Pharmaceuticals, Inc. ("Somerset"), an entity which is 50% owned by the Company. In 1994, the Company has recorded income from Somerset of $25,089,000. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Somerset, is based solely on the report of other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Circa Pharmaceuticals, Inc. and Subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

/s/ Coopers & Lybrand L.L.P.
Melville, New York
February 7, 1995

                          WATSON PHARMACEUTICALS, INC.

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     DECEMBER 31,     DECEMBER 31,
                                                                         1996             1995
                                                                     ------------     ------------
                              ASSETS
Current assets:
  Cash and cash equivalents (Note 1)...............................    $153,625         $ 95,216
  Marketable securities (Note 1)...................................      80,966           41,761
  Accounts receivable, net of allowances for doubtful accounts of
     $2,891 and $2,135.............................................      29,636           28,126
  Royalty receivable (Note 6)......................................       5,554            8,205
  Inventories (Note 3).............................................      27,143           25,886
  Prepaid expenses and other current assets........................       5,689            4,161
  Deferred tax assets (Note 7).....................................       9,807           21,115
                                                                       --------         --------
          Total current assets.....................................     312,420          224,470
Property and equipment, net (Note 3)...............................      74,918           71,045
Investments in joint ventures and other long-term investments (Note
  4)...............................................................      61,164           49,355
Other assets.......................................................       6,995            7,272
                                                                       --------         --------
          Total assets.............................................    $455,497         $352,142
                                                                       ========         ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses (Note 3)...................    $ 29,069         $ 32,817
  Income taxes payable (Note 7)....................................         473            2,985
  Current portion of long-term debt (Note 5).......................         673              622
                                                                       --------         --------
          Total current liabilities................................      30,215           36,424
Long-term debt (Note 5)............................................       2,904            3,577
Deferred tax liabilities (Note 7)..................................      12,226
Other liabilities..................................................           3              726
                                                                       --------         --------
          Total liabilities........................................      45,348           40,727
                                                                       --------         --------
Commitments and contingencies (Note 12)
Minority interest (Note 1).........................................         401
                                                                       --------
Mandatorily redeemable preferred stock (Note 8)....................      39,389           36,650
                                                                       --------         --------
Stockholders' equity:
  Preferred stock; no par; 2,500,000 shares authorized; none outstanding (Note 9)
  Preferred Stock, Series A, $0.001 par value; 1,000,000 shares
     authorized, 500,000 shares issued and outstanding.............       1,000            1,000
  Common stock; par value of $.0033; 100,000,000 shares authorized;
     37,516,033 and 37,016,662 shares issued and outstanding,
     respectively (Note 9).........................................         125              123
  Additional paid-in capital.......................................     160,874          147,662
  Retained earnings................................................     201,898          126,859
  Unrealized holding gain on available-for-sale securities.........       7,189              621
  Notes receivable -- common stock.................................        (727)            (644)
  Unearned compensation -- stock awards (Note 1)...................                         (856)
                                                                       --------         --------
          Total stockholders' equity...............................     370,359          274,765
                                                                       --------         --------
          Total liabilities and stockholders' equity...............    $455,497         $352,142
                                                                       ========         ========

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

                SUPPLEMENTARY CONSOLIDATED STATEMENTS OF INCOME
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Revenues:
  Product sales............................................  $201,322     $159,724     $121,703
  Royalty income (Note 6)..................................    27,162       22,247        1,209
                                                             --------     --------     --------
          Total revenues...................................   228,484      181,971      122,912
                                                             --------     --------     --------
Operating expenses:
  Cost of revenues (Note 10)...............................    86,861       74,274       57,957
  Research and development (Note 10).......................    21,180       22,350       22,565
  Selling, general and administrative (Note 10)............    34,446       31,545       28,070
  Merger expenses (Note 2).................................                 13,939
                                                             --------     --------     --------
          Total operating expenses.........................   142,487      142,108      108,592
                                                             --------     --------     --------
Operating income...........................................    85,997       39,863       14,320

Other income:
  Equity in earnings of joint ventures (Note 4)............    17,909       22,766       24,968
  Investment and other income..............................     9,725       12,755        7,768
  Gain from legal settlements..............................                               2,299
                                                             --------     --------     --------
          Total other income, net..........................    27,634       35,521       35,035
                                                             --------     --------     --------
Income before provision for income taxes...................   113,631       75,384       49,355
Provision for income taxes (Note 7)........................    35,875       24,867       10,853
                                                             --------     --------     --------
Net income.................................................  $ 77,756     $ 50,517     $ 38,502
                                                             ========     ========     ========
Net income available to common stockholders................  $ 75,039     $ 47,800     $ 36,585
                                                             ========     ========     ========

Per share data:
  Earnings per share
     -- Primary............................................  $   1.94     $   1.27     $   0.98
                                                             ========     ========     ========
     -- Fully diluted......................................  $   1.88
                                                             ========

Weighted average number of common and common equivalent
  shares outstanding:
     -- Primary............................................    38,657       37,778       37,144
                                                             ========     ========     ========
     -- Fully diluted......................................    41,388
                                                             ========

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

         SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                          SERIES A
                                         CONVERTIBLE
                                       PREFERRED STOCK     COMMON STOCK     ADDITIONAL   RETAINED    RECEIVABLE
                                       ---------------   ----------------    PAID-IN     EARNINGS       FROM
                                       SHARES   AMOUNT   SHARES    AMOUNT    CAPITAL     (DEFICIT)  STOCKHOLDERS
                                       ------   ------   -------   ------   ----------   --------   ------------
BALANCE AT DECEMBER 31, 1993..........   500    $1,000    36,174    $120     $131,762    $42,474       $ (668)
 Exercise of options/warrants.........                       224       1          515
 Collection of note receivable from
   stockholders.......................                                                                     40
 Tax benefit related to stock option
   plan...............................                                            659
 Common stock issued to employees.....                        26                  326
 Cancellation of common stock issued
   to employees.......................                        (6)                (100)
 Amortization of unearned
   compensation.......................
 Adjustment for unrealized holding
   loss on investment.................
 Repurchases of common stock, net of
   issuances..........................                        (1)                  37                     (25)
 Accretion of issuance cost of
   mandatorily redeemable preferred
   stock..............................                                                      (109)
 Cumulative dividends on mandatorily
   redeemable preferred stock.........                                                    (1,808)
 Net income...........................    --       --                                     38,502
                                         ---    ------   -------   -----     --------    --------       -----
BALANCE AT DECEMBER 31, 1994..........   500    1,000     36,417     121      133,199     79,059         (653)
 Exercise of options/warrants.........                       600       2        7,628
 Tax benefit related to stock option
   plan...............................                                          6,808
 Amortization of unearned
   compensation.......................
 Adjustment for unrealized holding
   gain on investment.................
 Repurchases of common stock, net of
   issuances..........................                                             27                       9
 Accretion of issuance cost of
   mandatorily redeemable preferred
   stock..............................                                                      (109)
 Cumulative dividends on mandatorily
   redeemable preferred stock.........                                                    (2,608)
 Net income...........................    --       --                                     50,517
                                         ---    ------   -------   -----     --------    --------       -----
BALANCE AT DECEMBER 31, 1995..........   500    1,000     37,017     123      147,662    126,859         (644)
 Exercise of options/warrants.........                       503       2        5,517                     (68)
 Tax benefit related to stock option
   plan...............................                                          7,752
 Amortization of unearned
   compensation.......................
 Adjustment for unrealized holding
   gain on investment.................
 Repurchases of common stock, net of
   issuances..........................                        (4)                 (57)                    (15)
 Accretion of issuance cost of
   mandatorily redeemable preferred
   stock..............................                                                      (109)
 Cumulative dividends on mandatorily
   redeemable preferred stock.........                                                    (2,608)
 Net income...........................                                                    77,756
                                         ---    ------   -------   -----     --------    --------       -----
BALANCE AT DECEMBER 31, 1996..........   500    $1,000    37,516    $125     $160,874    $201,898      $ (727)
                                         ===    ======   =======   =====     ========    ========       =====


                                        UNREALIZED HOLDING
                                          GAIN (LOSS) ON       UNEARNED         TOTAL
                                        AVAILABLE-FOR-SALE   COMPENSATION   STOCKHOLDERS'
                                            SECURITIES       STOCK AWARDS      EQUITY
                                        ------------------   ------------   -------------
                                       <
BALANCE AT DECEMBER 31, 1993..........        $   --           $ (4,079)      $ 170,609
 Exercise of options/warrants.........                                              516
 Collection of note receivable from
   stockholders.......................                                               40
 Tax benefit related to stock option
   plan...............................                                              659
 Common stock issued to employees.....                                              326
 Cancellation of common stock issued
   to employees.......................                               80             (20)
 Amortization of unearned
   compensation.......................                            1,185           1,185
 Adjustment for unrealized holding
   loss on investment.................          (870)                              (870)
 Repurchases of common stock, net of
   issuances..........................                                               12
 Accretion of issuance cost of
   mandatorily redeemable preferred
   stock..............................                                             (109)
 Cumulative dividends on mandatorily
   redeemable preferred stock.........                                           (1,808)
 Net income...........................                                           38,502
                                              ------            -------        --------
BALANCE AT DECEMBER 31, 1994..........          (870)            (2,814)        209,042
 Exercise of options/warrants.........                                            7,630
 Tax benefit related to stock option
   plan...............................                                            6,808
 Amortization of unearned
   compensation.......................                            1,958           1,958
 Adjustment for unrealized holding
   gain on investment.................         1,491                              1,491
 Repurchases of common stock, net of
   issuances..........................                                               36
 Accretion of issuance cost of
   mandatorily redeemable preferred
   stock..............................                                             (109)
 Cumulative dividends on mandatorily
   redeemable preferred stock.........                                           (2,608)
 Net income...........................                                           50,517
                                              ------            -------        --------
BALANCE AT DECEMBER 31, 1995..........           621               (856)        274,765
 Exercise of options/warrants.........                                            5,451
 Tax benefit related to stock option
   plan...............................                                            7,752
 Amortization of unearned
   compensation.......................                              856             856
 Adjustment for unrealized holding
   gain on investment.................         6,568                              6,568
 Repurchases of common stock, net of
   issuances..........................                                              (72)
 Accretion of issuance cost of
   mandatorily redeemable preferred
   stock..............................                                             (109)
 Cumulative dividends on mandatorily
   redeemable preferred stock.........                                           (2,608)
 Net income...........................                                           77,756
                                              ------            -------        --------
BALANCE AT DECEMBER 31, 1996..........        $7,189           $     --       $ 370,359
                                              ======            =======        ========



 See accompanying Notes to the Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.


              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                      -----------------------------------
                                                                        1996          1995         1994
                                                                      ---------     --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................  $  77,756     $ 50,517     $ 38,502
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..................................      7,187        6,024        4,880
     Amortization of unearned compensation-stock awards.............        856        1,958        1,491
     Amortization of deferred income and bond premium...............                    (917)        (146)
     Decrease in deferred partnership liability.....................                 (14,033)      (1,209)
     Dividends received from Somerset...............................     18,000       18,000       18,000
     Equity in earnings of joint ventures...........................    (14,684)     (19,067)     (20,945)
     Gain on sale of Marsam stock...................................                  (6,243)      (3,180)
     Gain on settlement with former officers........................                               (2,299)
     Deferred income tax provision (benefit)........................     20,399        8,215         (597)
     Tax benefit related to stock option plan.......................      7,752        6,808          659
     Changes in assets and liabilities:
       Increase in accounts receivable..............................     (1,510)      (9,157)      (7,869)
       (Increase) decrease in royalty receivable....................      2,651       (8,205)
       Increase in inventories......................................     (1,257)      (6,196)      (3,903)
       (Increase) decrease in prepaid expenses and other current
        assets......................................................       (885)          47         (152)
       (Increase) decrease in other assets..........................     (2,400)          82           49
       Increase (decrease) in accounts payable and accrued
        expenses....................................................     (3,748)       6,810        1,863
       Increase (decrease) in income taxes payable..................     (2,512)       3,263
       Decrease in accrual for legal settlements....................                              (10,881)
       Decrease in other liabilities................................       (723)
                                                                      ---------     ---------    --------
          Total adjustments.........................................     29,126      (12,611)     (24,239)
                                                                      ---------     ---------    --------
          Net cash provided by operating activities.................    106,882       37,906       14,263
                                                                      ---------     ---------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...............................    (11,034)     (22,922)     (21,707)
  Disposals of property and equipment...............................        462        1,463          104
  Purchases of marketable securities................................   (840,969)    (387,280)     (19,164)
  Proceeds from maturities of marketable securities.................    801,179      396,725       47,471
  Loan to officer...................................................        200                      (700)
  Proceeds from sale of Marsam stock................................                   7,005        3,869
  Proceeds from sale of a joint venture.............................                                7,992
  Investment in Andrx...............................................                 (15,645)      (6,000)
  Purchase of other assets..........................................                  (2,000)
  Increase in investment in other joint ventures....................     (3,090)        (818)      (1,518)
                                                                      ---------     ---------    --------
          Net cash provided by (used in) investing activities.......    (53,252)     (23,472)      10,347
                                                                      ---------     ---------    --------



   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                         --------------------------------
                                                                           1996        1995        1994
                                                                         --------     -------     -------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.............................                           $ 5,000
  Principal payments on long-term debt.................................  $   (622)    $(1,502)     (1,938)
  Proceeds from exercise of stock options..............................     5,401       7,666         528
  Net collections of notes receivable from stockholders................                                40
                                                                         --------     -------     -------
          Net cash provided by financing activities....................     4,779       6,164       3,630
                                                                         --------     -------     -------
Net increase in cash and cash equivalents..............................    58,409      20,598      28,240
Cash and cash equivalents at beginning of year.........................    95,216      74,618      46,378
                                                                         --------     -------     -------
Cash and cash equivalents at end of year...............................  $153,625     $95,216     $74,618
                                                                         ========     =======     =======

Supplemental disclosures of cash flow information:
  Cash paid during the periods for:
     Interest..........................................................  $    318     $   446     $   901
     Income taxes......................................................  $ 10,332     $ 6,765     $10,082
  Additional disclosures of non-cash items:
     Issuance of common stock for note receivable......................  $    (57)    $    27     $    37
     Exchange of inventory for rights to license new product...........               $   445

   See accompanying Notes to Supplementary Consolidated Financial Statements.

                          WATSON PHARMACEUTICALS, INC.

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

     Watson Pharmaceuticals, Inc. ("Watson" or the "Company") is engaged in the research and development, production, marketing and distribution of off-patent and proprietary pharmaceutical products. The supplementary consolidated financial statements include the accounts of wholly owned and majority owned subsidiaries, and have been retroactively restated to include the accounts of Circa Pharmaceuticals, Inc. ("Circa") that merged with the Company on July 17, 1995 and Oclassen Pharmaceuticals, Inc. ("Oclassen") that merged with the Company on February 27, 1997 (Note 2). Intercompany accounts and transactions have been eliminated.

     The supplementary consolidated financial statements will become the historical consolidated financial statements of the Company and subsidiaries after consolidated financial statements covering the date of consummation of the merger are issued.

     The Company's wholly owned subsidiaries include Watson Laboratories, Inc. ("Watson Labs"), Circa, Watson Pharmaceuticals (Asia) Ltd. (Note 13), Corona Pharmaceuticals, Inc. (currently inactive) and Oclassen. Changzhou Watson Pharmaceuticals Co. Ltd. is the Company's only majority owned subsidiary. During 1995, all of the assets of Zetachron, Inc., a wholly owned subsidary, were either merged into Watson Labs or disposed of for an immaterial loss.

     Investments are accounted for under the equity method of accounting where the Company can exert significant influence and ownership does not exceed 50%. All investments in which the Company holds less than a 20% interest and does not exert significant influence are accounted for under the cost method of accounting. The Company's investments accounted for under the equity method include Somerset Pharmaceuticals, Inc, ANCIRC and Changzhou Siyao Pharmaceuticals Co. Ltd.. The investment in Andrx Corporation is accounted for under the cost method of accounting. See Note 4 for further discussion of these investments.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include time deposits and readily marketable securities with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company values financial instruments as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments" ("SFAS 107"). The carrying amounts of cash and cash equivalents, marketable securities, accounts and other receivables, inventories, accounts payable, accrued expenses and debt approximate fair value.

MARKETABLE SECURITIES

     The Company's investment portfolio consists of fixed income securities, equity securities and money market funds, all of which are included in the Company's cash and cash equivalents or marketable securities. In 1994, the Company adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, all of the Company's investments are classified as "available-for-sale" securities and are reported at fair market value. Any unrealized holding gains or losses are reported, net of applicable income taxes, as a separate component of stockholders' equity. Realized gains and losses are determined on the specific identification method and are reported in income. Maturity dates on fixed income securities ranged from 1997 to 2023.

                          WATSON PHARMACEUTICALS, INC.

     The following table includes the Company's cash equivalents and the amortized cost and fair market values of all marketable securities (in thousands):

                                                                  DECEMBER 31, 1996
                                                    ----------------------------------------------
                                                                  GROSS        GROSS        FAIR
                                                    AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                      COST        GAINS        LOSSES      VALUES
                                                    ---------   ----------   ----------   --------
    Fixed income securities:
      U.S. Treasury securities....................   $ 69,062       150         $ (91)    $ 69,121
      State-issued securities.....................      3,405                                3,405
      Corporate bonds.............................     16,964         2           (30)      16,936
      Commercial paper............................    107,273         4            (1)     107,276
    Equity securities.............................     17,545         1                     17,546
    Money market funds............................     20,307                               20,307
                                                     --------      ----         -----     --------
                                                     $234,556      $157         $(122)    $234,591
                                                     ========      ====         =====     ========

                                                                  DECEMBER 31, 1995
                                                    ----------------------------------------------
                                                                  GROSS        GROSS        FAIR
                                                    AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                      COST        GAINS        LOSSES      VALUES
                                                    ---------   ----------   ----------   --------
    Fixed income securities:
      U.S. Treasury securities....................   $ 50,054      $463         $ (54)    $ 50,463
      State-issued securities.....................      4,400                                4,400
      Corporate bonds.............................     11,854       232                     12,086
      Commercial paper............................     46,197                     (48)      46,149
    Equity securities.............................      6,624        28                      6,652
    Money market funds............................     17,227                               17,227
                                                     --------      ----         -----     --------
                                                     $136,356      $723         $(102)    $136,977
                                                     ========      ====         =====     ========

     The Company disposed of its investment in common stock of Marsam Pharmaceuticals, Inc. ("Marsam") during 1995. Realized gains from the sales of Marsam common stock were $6.2 million and $3.2 million for the years ended December 31, 1995, and 1994, respectively. Realized gains and losses from the sales of other marketable securities were not material for the three years in the period ended December 31, 1996.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Major renewals and improvements are capitalized, while normal maintenance and repairs are expensed as incurred. At the time properties are retired from service, the cost and accumulated depreciation are removed from the respective accounts and gains or losses are reflected in income.

     Depreciation expense is computed principally on a straight-line basis, over the estimated useful lives of two to ten years for furniture, fixtures and equipment and thirty years for buildings and building improvements. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the terms of the respective leases.

                          WATSON PHARMACEUTICALS, INC.

ACCOUNTING FOR LONG-LIVED ASSETS

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," ("SFAS 121") which requires the Company to periodically review the recoverability of long-lived assets based on the related undiscounted future cash flows. The adoption of SFAS 121 did not have a material impact on the Company's financial condition or results of operations.

MINORITY INTEREST

     Minority interest represents third party capital contributions received or receivable by the Company.

UNEARNED COMPENSATION

     Prior to its merger with the Company (Note 2), Circa maintained stock award plans (the "stock awards") for key employees and officers. The stock awards contained certain vesting provisions which required unearned compensation to be recorded for the fair market value of the shares issued. Concurrent with the merger with Circa, the stock awards were converted to equivalent common shares in the Company pursuant to the merger exchange ratio in the merger agreement. Compensation expense was charged on a straight-line basis to selling, general and administrative expense over the related vesting periods. At December 31, 1996, unearned compensation related to the stock awards had been fully amortized.

REVENUE RECOGNITION

     Revenues from product sales are recognized upon shipment and are net of returns and adjustments. Royalty income is recognized as earned pursuant to the terms of the Company's amended agreement with Rhone-Poulenc Rorer, Inc. (Note
6).

PRODUCT SALES TO MAJOR CUSTOMERS

     In 1996 and 1995, no individual customers accounted for more than 10% of the Company's product sales. In 1994, one customer accounted for 10% of product sales.

RESEARCH AND DEVELOPMENT ACTIVITIES

     The costs associated with the development, testing and approval of pharmaceutical products are expensed as incurred.

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes" ("SFAS 109"). Under the liability method specified by SFAS 109, the deferred tax assets and liabilities are measured each year based on the difference between the financial statement and income tax bases of assets and liabilities at the applicable enacted income tax rates. The deferred tax provision is the result of changes in the deferred tax assets and liabilities.

EARNINGS PER SHARE

     The computation of primary earnings per share is based on the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include the dilutive effect of the assumed exercise of all outstanding stock options and warrants, described in Note 9, using the treasury stock method. Fully diluted earnings per share assumes the conversion of convertible preferred stock (Notes 8 and 9), if dilutive, as well as the dilutive effects of stock options and warrants using the treasury stock method.

                          WATSON PHARMACEUTICALS, INC.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), in 1996. As permitted by SFAS 123, the Company continues to measure compensation cost in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", but provides pro forma disclosures of net income and earnings per share as if the fair value method (as defined in SFAS 123) had been applied beginning in 1995.

USE OF ESTIMATES BY MANAGEMENT

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions are reflected in the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at December 31, 1996 and 1995. Management's estimates and assumptions are also reflected in the revenues and expenses for the three years in the period ended December 31, 1996.

CONCENTRATION OF CREDIT RISK

     The Company is potentially subject to a concentration of credit risk with respect to its trade receivable balance, all of which is due from service providers, distributors, wholesalers and chain drug stores in the health care and pharmaceutical industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential uncollectible accounts. Actual losses from uncollectible accounts have been within management's expectations.

RECLASSIFICATIONS

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation. These reclassifications had no effect on net income or retained earnings.

2. MERGERS

MERGER WITH CIRCA

     On July 17, 1995, the stockholders of the Company and Circa approved a merger which resulted in Circa becoming a wholly owned subsidiary of the Company. Under the terms of the merger agreement, Circa stockholders received
0.86 of a share of the Company's common stock for each Circa share. Accordingly, the Company issued approximately 18.7 million shares of its common stock for all of the outstanding common shares of Circa. The merger qualified as a tax-free reorganization and was accounted for as a pooling-of-interests. The Company's financial statements have been retroactively restated to include the results of Circa for all periods presented.

     In connection with the merger, the Company recorded a one-time charge of $13.9 million for merger-related expenses during the quarter ended September 30, 1995. These expenses included investment banking fees and other costs related to the consolidation of operations between the two companies.

MERGER WITH OCLASSEN

     Effective February 27, 1997, the Company completed a merger with Oclassen, which resulted in Oclassen becoming a wholly owned subsidiary of the Company. Oclassen, founded in 1985, develops and markets specialty pharmaceuticals for the prevention, diagnosis and treatment of skin diseases. Immediately prior to the completion of the merger, each holder of Oclassen Preferred Stock, Series A, B, C, D and E voluntarily converted each share of Oclassen Preferred Stock into one share of Oclassen common stock. Subsequent to the conversion of preferred shares to common shares, under the terms of the merger agreement, the holders of

                          WATSON PHARMACEUTICALS, INC.

Oclassen common stock received 0.37 of a share of the Company's common stock for each share of Oclassen common stock. Accordingly, to effectuate the merger, the Company issued approximately 3.3 million shares of the Company's common stock for all of the outstanding common shares of Oclassen.

     The merger qualifies as a tax free reorganization and was accounted for as a pooling-of-interests. These supplementary consolidated financial statements have been retroactively restated to include the results of Oclassen for all periods presented.

     The following table summarizes the combined and separate results of Watson and Oclassen for the three years in the period ended December 31, 1996. For purposes of the following table, the results for Watson include the accounts of Circa.

                                                                   WATSON    OCLASSEN   COMBINED
                                                                  --------   --------   --------
Year ended December 31, 1996
  Total revenues................................................  $194,120   $ 34,364   $228,484
  Net income....................................................  $ 73,298   $  4,458   $ 77,756
Year ended December 31, 1995
  Total revenues................................................  $152,935   $ 29,036   $181,971
  Net income....................................................  $ 47,890   $  2,627   $ 50,517
Year ended December 31, 1994
  Total revenues................................................  $ 94,858   $ 28,054   $122,912
  Net income....................................................  $ 36,545   $  1,957   $ 38,502

     The combined financial results of the Company and Oclassen presented above include reclassifications made to conform accounting policies and financial statement presentation of the two companies. There were no adjustments that affected net income of the combined company. There were no intercompany transactions between the two companies.

     In connection with the Oclassen merger, the Company expects to record a one-time charge of approximately $8.5 million for merger-related expenses during the quarter ending March 31, 1997. These expenses include investment banking fees and other costs related to the consolidation of operations between the two companies.

PENDING MERGER

     On December 24, 1996, Watson entered into a definitive Agreement and Plan of Merger, as amended effective March 4, 1997 (collectively the "Royce Merger Agreement") with Royce Laboratories, Inc. ("Royce"). Pursuant to the Royce Merger Agreement, Royce agreed to merge with a subsidiary of Watson created for the purpose of the merger, with Royce surviving as a wholly owned subsidiary of Watson.

     Royce develops, manufactures and markets off-patent prescription drugs in solid dosage forms (tablets and capsules). At present, Royce manufactures and markets 20 off-patent prescription drugs in 42 dosage strengths and had received approval on an additional drug in 3 dosage strengths that it has not yet commenced manufacturing and marketing. Additionally, Royce has ANDAs pending with the FDA for 9 new products in 15 dosage strengths.

     At the effective time of the Royce merger, Royce stockholders will receive an aggregate of up to approximately 2.6 million shares of Watson common stock in exchange for all of the outstanding common stock of Royce. It is intended that the Royce merger will qualify as a pooling of interests for accounting purposes and a tax-free reorganization for federal income tax purposes. The Royce Merger Agreement may be terminated and the Royce merger abandoned if the Royce merger has not occurred by April 30, 1997. The Royce stockholders' meeting is scheduled for April 16, 1997, and if approved, the Royce merger is expected to close the same day.

                          WATSON PHARMACEUTICALS, INC.

3. BALANCE SHEET COMPONENTS

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                             1996       1995
                                                                           --------   --------
                                                                             (IN THOUSANDS)
Inventories:
  Raw materials..........................................................  $ 10,482   $ 11,837
  Work-in-process........................................................     5,874      5,112
  Finished goods.........................................................    10,787      8,937
                                                                           --------   --------
                                                                           $ 27,143   $ 25,886
                                                                           ========   ========
Property and equipment:
  Buildings and improvements.............................................  $ 37,859   $ 22,457
  Leaseholds improvements................................................     8,317      8,340
  Land and land improvements.............................................     4,937      4,937
  Machinery and equipment................................................    46,998     42,658
  Research and laboratory equipment......................................     9,474      9,020
  Furniture and fixtures.................................................     3,525      3,114
                                                                           --------   --------
                                                                            111,110     90,526
  Less accumulated depreciation and amortization.........................   (39,852)   (34,247)
                                                                           --------   --------
                                                                             71,258     56,279
  Construction in progress...............................................     3,660     14,766
                                                                           --------   --------
                                                                           $ 74,918   $ 71,045
                                                                           ========   ========
Accounts payable and accrued expenses:
  Trade accounts payable.................................................  $ 16,394   $ 19,224
  Reserve for litigation settlement......................................                2,839
  Accrued payroll and benefits...........................................     3,372      3,573
  Reserve for sales coupons..............................................     1,101      1,783
  Contract obligations...................................................     2,651      2,708
  Other accrued expenses.................................................     5,551      2,690
                                                                           --------   --------
                                                                           $ 29,069   $ 32,817
                                                                           ========   ========

4. INVESTMENTS IN JOINT VENTURES AND OTHER LONG-TERM INVESTMENTS

JOINT VENTURES

  Somerset Pharmaceuticals, Inc. ("Somerset")

     The Company maintains a 50% interest in the outstanding common stock of Somerset and utilizes the equity method to account for this investment. Somerset markets the product Eldepryl(R), which is used in the treatment of Parkinson's disease. Income recognized from Somerset was approximately $20.1 million, $24.8 million, and $25.1 million for the years ended December 31, 1996, 1995, and 1994, respectively. Income includes 50% of Somerset's earnings, ongoing management fees and amortization of deferred income, offset by amortization of goodwill. The excess cost of this investment over its net assets was $7.4 million and $8.4 million at December 31, 1996 and 1995, respectively, and is being amortized on a straight-line basis over 15 years.

     Orphan drug exclusivity expired for Eldepryl(R) in June 1996. During 1996, the Company experienced a decrease in earnings from Somerset due to increased competition for Elderpryl(R) and increased research and development spending. Management anticipates that the Company's equity in earnings from Somerset will be

                          WATSON PHARMACEUTICALS, INC.

substantially reduced in 1997 from prior year levels due to increased competition for Eldepryl(R) and anticipated increased research and development expenditures in connection with the development of several new products.

     Condensed income statements and balance sheets of Somerset are as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1996       1995       1994
                                                             --------   --------   --------
                                                                     (IN THOUSANDS)
    Net revenues...........................................  $101,512   $107,365   $124,566
    Costs and expenses.....................................    46,895     42,812     59,557
    Income taxes...........................................    18,815     20,200     20,900
                                                             --------   --------   --------
              Net income...................................  $ 35,802   $ 44,353   $ 44,109
                                                             ========   ========   ========

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1996      1995
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Current assets.....................................................  $45,871   $43,993
    Other assets.......................................................    7,006     7,127
                                                                         -------   -------
              Total assets.............................................  $52,877   $51,120
                                                                         =======   =======
    Current liabilities................................................  $19,075   $17,057
    Other liabilities..................................................       --        63
    Stockholders' equity...............................................   33,802    34,000
                                                                         -------   -------
              Total liabilities and stockholders' equity...............  $52,877   $51,120
                                                                         =======   =======

  ANCIRC

     In July 1994, the Company and Andrx Corporation ("Andrx") formed a joint venture, ANCIRC, to develop off-patent pharmaceutical products utilizing Andrx's controlled-release technology. During 1995, the terms of the ANCIRC joint venture agreement were amended whereby the Company and Andrx became equal partners in the sharing of costs and profits in the ANCIRC joint venture. Previously, the Company was responsible for 40% of the costs and profits of ANCIRC. The Company utilizes the equity method to account for this joint venture and recognized losses from ANCIRC of approximately $2.0 million, $1.7 million and $0.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

                          WATSON PHARMACEUTICALS, INC.

COMBINED RESULTS FOR UNCONSOLIDATED INVESTMENTS IN JOINT VENTURES

     The following aggregate financial information is provided for unconsolidated investments in joint ventures accounted for using the equity method:

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1996         1995         1994
                                                         --------     --------     --------
                                                                   (IN THOUSANDS)
    Net revenues.......................................  $101,512     $107,365     $126,726
                                                         ========     ========     ========
    Gross profit.......................................  $ 88,840     $ 93,748     $109,979
                                                         ========     ========     ========
    Net income.........................................  $ 31,564     $ 41,099     $ 44,409
                                                         ========     ========     ========

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Current assets.................................................  $ 46,572     $ 44,078
    Other assets...................................................    10,342        7,127
                                                                     --------     --------
              Total assets.........................................  $ 56,914     $ 51,205
                                                                     ========     ========
    Current liabilities............................................  $ 20,123     $ 18,422
    Other liabilities..............................................        --           63
    Stockholders' equity...........................................    36,791       32,720
                                                                     --------     --------
              Total liabilities and stockholders' equity...........  $ 56,914     $ 51,205
                                                                     ========     ========

  China Ventures

     In 1996, Watson (Asia) entered into an agreement to form two ventures with China-based Changzhou No. 4 Pharmaceuticals Factory ("Changzhou"). The initial joint venture, Changzhou Watson Pharmaceuticals, Co. Ltd. ("Joint Venture A") will be engaged in the production, marketing and distribution of pharmaceutical products in China. Joint Venture A is 87.5% owned by the Company and 12.5% owned by Changzhou. The second joint venture, Changzhou Siyao Pharmaceuticals Co. Ltd. ("Joint Venture B") will provide the raw materials to Joint Venture A. Joint Venture B is 25% owned by the Company and 75% owned by Changzhou. The earnings and losses of Joint Venture B operations will be shared according to each partner's respective ownership percentage. As of December 31, 1996, neither joint venture had commenced operations.

  American Triumvirate Insurance Company ("ATIC")

     Prior to December 31, 1994, the Company had a 50% ownership interest with another pharmaceutical company in ATIC, a captive insurance company, which underwrote product liability insurance for Circa, Somerset and the joint venture partner. The investment was accounted for under the equity method of accounting. The Company recognized $759,000 as its equity in ATIC's earnings for the year ended December 31, 1994. On December 31, 1994, the Company sold its 50% interest in ATIC to the other joint venture partner. The selling price was $8.2 million, which was equal to 50% of ATIC's shareholders' equity at December 31, 1994. The Company received approximately $8.0 million in cash and established a receivable for the balance. For financial reporting purposes, the sale of ATIC did not result in a gain or loss to the Company.

                          WATSON PHARMACEUTICALS, INC.

OTHER LONG-TERM INVESTMENTS

  Andrx Corporation

     Andrx develops advanced controlled-release drug delivery systems and distributes certain off-patent pharmaceutical products manufactured by others. On October 30, 1995, the Company invested an additional $15.6 million in Andrx, bringing its ownership to 19.5% of Andrx's total outstanding common shares. The Company utilizes the cost method to account for its investment in Andrx. On June 14, 1996, Andrx completed an initial public offering of its securities, effectively reducing the Company's ownership interest in Andrx to approximately 15.6% at December 31, 1996. At December 31, 1996, the Company recorded an unrealized gain of $7.2 million (net of applicable income taxes of $4.8 million) on its investment in Andrx.

5. DEBT

     In 1994, the Company entered into an agreement, which was subsequently amended as of December 31, 1996, with a bank (the "financing agreement") that provided for several financing facilities. Under the terms of a facility in this agreement, $5.0 million was borrowed in 1994. A seven-year note payable was established, with monthly payments due through August 2001.

     The facilities available to the Company under the financing agreement are composed of (i) a $20 million revolving, unsecured line of credit which expires on August 1, 1998, (ii) a $6.0 million revolving, unsecured equipment line of credit which expires on August 1, 1997, and (iii) a $10.0 million non-revolving, unsecured line of credit which expires on August 1, 1997. At August 1, 1997 the Company has the option of converting any outstanding balances under the $6.0 million and $10.0 million lines of credit into five and seven year notes payable, respectively. The financing agreement provides for (a) variable interest rates, which would initially range from the bank's Reference Rate (8.25% at December 31, 1996) minus one-quarter of a percentage point and (b) fixed interest rate options. The Company must maintain specified financial ratios and must comply with certain restrictive covenants. At December 31, 1996, the Company was in compliance with all of the ratios and covenants. Except for the note payable discussed in the preceding paragraph, no borrowings have been made under this financing agreement.

     In June 1996, Oclassen renewed a secured line of credit agreement with a bank and increased borrowings available under the line from $5 million to $10 million. Proceeds from this line of credit may be used for general working capital purposes and to finance product acquisitions. Borrowings are available on a short-term basis under various market-based interest rate options. The line of credit is renewable on March 31, 1997. Pursuant to the terms of the line of credit, Oclassen must comply with certain covenants. As of December 31, 1996, Oclassen was in compliance with these covenants. There were no borrowings during 1996 under the line.

LONG-TERM DEBT IS SUMMARIZED AS FOLLOWS:

                                                                            DECEMBER 31,
                                                                           ---------------
                                                                            1996     1995
                                                                           ------   ------
                                                                           (IN THOUSANDS)
    Note payable to bank, unsecured, at a fixed rate of 8.105%, payable in monthly installments of $78, including interest, due August
      2001...............................................................  $3,577   $4,199
         Less current portion............................................    (673)    (622)
                                                                           ------   ------
         Long-term debt..................................................  $2,904   $3,577
                                                                           ======   ======

                          WATSON PHARMACEUTICALS, INC.

     At December 31, 1996, annual maturities of long-term debt consisted of the following:



                      YEARS ENDED DECEMBER 31, (IN THOUSANDS):
          -----------------------------------------------------------------
          1997.............................................................  $  673
          1998.............................................................     730
          1999.............................................................     791
          2000.............................................................     858
          2001.............................................................     525
                                                                             ------
                                                                             $3,577
                                                                             ======



6. PARTNERSHIP WITH RHONE-POULENC RORER, INC. ("RPR")



     In 1989, the Company and RPR formed a partnership (the "Partnership") to develop and market Dilacor XR(R), a pharmaceutical product used in the treatment of hypertension and angina. In connection with the development of Dilacor XR(R), the Company incurred a liability to the Partnership reflecting the Company's share of development and operating costs. At December 31, 1993, the liability due to the Partnership was $15.2 million. The Partnership agreement was amended in April 1993, such that after September 1, 1993 the Company earned a royalty from RPR's sales of Dilacor XR(R). The amended agreement also provided that all royalties earned would be used first to offset the Partnership liability and that any royalties in excess of the Partnership liability would be remitted to the Company. As royalties were earned in 1994 and 1995, the Partnership liability was fully eliminated in 1995 pursuant to the terms of this agreement. Subsequent to the elimination of the partnership liability, royalties earned are remitted to the Company on a quarterly basis.



     In a subsequent amendment, effective January 1, 1995, it was agreed that royalty income would be determined by prescriptions written, as defined, for Dilacor XR(R). The royalty rates established under the agreement were 1% in 1994, 20% in 1995 and 1996, 22% from 1997 to 2000, and 3% thereafter. For the years ended December 31, 1996, 1995 and 1994, the Company earned royalties of $27.2 million, $22.2 million and $1.2 million, respectively and recorded a royalty receivable balance of $5.6 million and $8.2 million at December 31, 1996 and 1995, respectively. Dilacor XR(R) lost exclusivity in May 1995. The loss of exclusivity for Dilacor XR(R) did not have a significant impact on 1995 and 1996 sales of the product.



7. INCOME TAXES


     The provision for income taxes is summarized as follows:


                                                                    FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                 1996      1995      1994
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Taxes currently payable:
      Federal.................................................  $ 4,634   $ 6,623   $ 8,400
      State...................................................    3,364     3,336     2,397
                                                                -------   -------   -------
              Total current...................................    7,998     9,959    10,797
                                                                -------   -------   -------
    Deferred tax provision (benefit):
      Federal.................................................   17,089     7,622      (592)
      State...................................................    3,034       478       (11)
                                                                -------   -------   -------
              Total deferred..................................   20,123     8,100      (603)
                                                                -------   -------   -------
    Exercise of stock options not treated as a reduction of
      income tax expense......................................    7,754     6,808       659
                                                                -------   -------   -------
              Total provision for income taxes................  $35,875   $24,867   $10,853
                                                                =======   =======   =======

                          WATSON PHARMACEUTICALS, INC.

     The exercise of stock options represents a tax benefit reflected as a reduction of taxes currently payable, with a corresponding increase to the additional paid-in capital account. Income taxes have been provided for the possible distribution of approximately $17.0 million of undistributed earnings related to the Company's investments in joint ventures.


     The income tax provision differs from the amount computed by applying the federal income tax rate to income as follows:


                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                       1996     1995     1994
                                                                       ----     ----     ----
    Expected tax at federal statutory rate..........................    35%      35%      35%
    State income tax, net of federal benefit........................     5        5        6
    Research tax credits and other credits..........................    (1)      (1)      (2)
    Dividends received deduction....................................    (4)      (7)     (11)
    Non-deductible merger expenses..................................              3
    Other...........................................................    (2)      (1)      (4)
    Reduction of valuation allowance related to deferred tax
      assets........................................................    (1)      (1)      (2)
                                                                        --       --      ---
                                                                        32%      33%      22%
                                                                        ==       ==      ===


     Deferred tax assets and liabilities are measured based on the difference between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. Deferred tax assets and liabilities are the results of the following temporary differences:


                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1996        1995
                                                                      --------     -------
                                                                         (IN THOUSANDS)
    Benefits from net operating loss carryforwards..................  $    390     $19,630
    Difference in accounting for inventory and receivables..........     6,191       4,019
    Benefits from tax credits and carryforward credits..............     2,070       4,077
    Contract revenue and expense recognition........................     1,064       1,087
    Other...........................................................     2,943       3,823
                                                                      --------     -------
              Total deferred tax assets.............................    12,658      32,636
    Deferred tax asset valuation allowance..........................    (3,146)     (4,742)
                                                                      --------     -------
              Deferred tax assets net of valuation allowance........     9,512      27,894
                                                                      --------     -------
    Difference in depreciation for book and tax purposes............    (5,650)     (4,998)
    Difference in investment basis for book and tax.................    (6,005)       (116)
                                                                      --------     -------
              Total deferred tax liabilities........................   (11,655)     (5,114)
                                                                      --------     -------
              Net deferred tax (liabilities) assets.................  $ (2,143)    $22,780
                                                                      ========     =======



     The Company had net operating loss ("NOL") carryforwards at December 31, 1996 of approximately $1.1 million for federal and New York state income tax purposes. In the year ended December 31, 1996, the Company utilized NOL carryforwards of approximately $46.7 million and $8.5 million to offset federal and New York state income, respectively. The utilization of the New York NOL carryforward is generally limited to the federal NOL carryforward amount. The Company's NOL carryforwards will begin to expire in 2006. The Company has approximately $0.9 million in federal alternative minimum tax credits which have no expiration date. These credits are available to directly offset future federal income taxes.



     During 1996, Oclassen utilized its remaining NOL carryforwards of approximately $3.8 million and $2.3 million for federal and state income tax purposes, respectively.



     Additionally, at December 31, 1996, Oclassen had research and development credit carryforwards available to reduce future federal income taxes through 2011 of approximately $875,000 and combined orphan drug and research and development credit carryforwards available to reduce future California state income

                          WATSON PHARMACEUTICALS, INC.

taxes through 2001 approximating $320,000. Watson's acquisition of Oclassen and any other changes in the ownership of Oclassen may limit the annual amount of credit carryforwards available for future use.

8. MANDATORILY REDEEMABLE PREFERRED STOCK

     As discussed in Note 2, in connection with the Company's merger with Oclassen, the holders of Oclassen's mandatorily redeemable Preferred Stock Series B, C, D and E voluntarily converted each share of preferred stock into one share of Oclassen common stock and immediately exchanged each outstanding common share of Oclassen for 0.37 shares of the Company's common stock. As a condition of the merger and the voluntary conversion of Oclassen Preferred Stock, referred to above, all accrued and unpaid dividends on shares of Oclassen Preferred Stock were forfeited and all preference payments that holders of Oclassen Preferred Stock would have received upon consummation of the merger were forfeited. Undeclared cumulative accrued dividends through December 31, 1996 totaled approximately $7 million. The following describes each class of mandatorily redeemable Preferred Stock including amounts outstanding as of December 31, 1996.

SERIES B

     Oclassen is authorized to issue 2,889,403 shares, and had issued 1,418,184 shares of Series B Preferred Stock at a price of $2.30 per share before reduction for issuance costs and 5,000 shares at a price of $4.36 per share.

SERIES C

     Oclassen is authorized to issue 3,024,748 shares, and had issued 1,422,906 shares of Series C Preferred Stock at a price of $4.36 per share before reduction for issuance costs.

SERIES D

     Oclassen is authorized to issue 7,000,000 shares, and had issued 3,105,888 shares of Series D Preferred Stock at a price of $5.00 per share before reduction for issuance costs.

SERIES E

     Oclassen is authorized to issue, and had issued 625,000 shares of Series E Preferred Stock at a price of $12.00 per share before reduction for issuance costs.

     The rights of the preferred stockholders as to dividends, redemption, liquidation and conversion are defined by Oclassen's Certificate of Incorporation and are summarized as follows:

     The shares of Series B, C, D and E Preferred Stock had liquidation preferences which equal the sum of the original issue price plus any unpaid cumulative dividends, whether or not declared. The priority of liquidation and dividend preferences was first Series E, Series D, Series C and Series B Preferred Stock as a group, then Series A Preferred Stock and then Common Stock to the extent of book value per share, after which preferred and common stockholders share ratably. The priority of liquidation in a merger, acquisition or sale of substantially all of Oclassen's assets is as above except that after the Series A preference, common stockholders share equally with preferred stockholders on an "as if converted to common" basis. Annual dividends of $0.96, $0.40, $0.35, $0.18 and $0.20 per share are payable to Series E, Series D, Series C, Series B and Series A Preferred Stockholders, respectively, in preference to any dividend distributions to common stockholders. The Series E, Series D, Series C and Series B preferred stock dividends are noncumulative through April 22, 1994, and are cumulative thereafter. These amounts through December 31, 1996 totaled $7 million and are included in the accompanying balance sheets in mandatorily redeemable preferred stock. No dividends have been declared through December 31, 1996.

                          WATSON PHARMACEUTICALS, INC.

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

     Net income available to common stockholders represents net income as adjusted to reflect accrued dividends and the accretion of issuance costs related to mandatorily redeemable Preferred Stock.

9. STOCKHOLDERS' EQUITY

PREFERRED STOCK


     In 1992, the Company authorized 2,500,000 shares of no par preferred stock. The Board of Directors has the authority to fix the rights, preferences, privileges and restrictions, including dividend rates, conversion and voting rights, terms and prices of redemptions and liquidation preferences without vote or action by the stockholders. At December 31, 1996, no preferred stock was issued.



     Oclassen is authorized to issue 1 million shares and has issued 500,000 shares of Series A Preferred Stock at a price of $2.00 per share. The Series A Preferred Stock dividends are noncumulative. As discussed in Note 2, in connection with Watson's acquisition of Oclassen, these shares were voluntarily converted into Oclassen common stock and immediately thereafter exchanged, pursuant to the exchange ratio defined in the merger agreement, for 184,850 shares of Watson Common Stock. In addition, Oclassen is authorized to issue 1 million shares of preferred stock, which is undesignated as to series.



STOCK OPTION PLANS



     The Company has adopted several stock option plans that authorize the granting of options to employees and directors to purchase the Company's common stock subject to certain conditions. The options are generally granted at the fair market value of the shares underlying the options at the date of the grant, become exercisable over a five year period and expire in ten years. In conjunction with the mergers with Circa and Oclassen, certain stock option plans were assumed (the "assumed options") by the Company. The assumed options were adjusted by the respective exchange ratio as specified in each respective merger agreement. No additional options will be granted under any of the assumed options plans.



     As discussed in Note 1, the Company has applied the disclosure-only provision SFAS 123. Had compensation cost been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:



                                                                   FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
                                                                     (IN THOUSANDS,
                                                                      EXCEPT SHARE
                                                                        AMOUNTS)
        Net income
          As reported............................................  $77,756     $50,517
                                                                   -------     -------
          Pro forma..............................................   70,331      47,295
                                                                   -------     -------
        Primary earnings per share
          As reported............................................  $  1.94     $  1.27
          Pro forma..............................................  $  1.80     $  1.21
        Fully diluted earnings per share
          As reported............................................  $  1.88     $  1.27
          Pro forma..............................................  $  1.74     $  1.21
                                                                   -------     -------



     The weighted-average fair value of each option has been estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for the grants in 1996

                          WATSON PHARMACEUTICALS, INC.

and 1995, respectively: no dividend yield; expected volatility of 51% and 55%; risk-free interest rate of 6.18% and 6.43%; and expected terms ranging from approximately three to seven years. Weighted averages are used because of varying assumed exercise dates.



     A summary of the status of the Company's stock option plans as of December 31, 1996, 1995 and 1994, and for the years then ended is presented below (shares in thousands):



                                                               YEARS ENDED DECEMBER 31,
                                             ------------------------------------------------------------
                                                    1996                 1995                 1994
                                             ------------------   ------------------   ------------------
                                                      WEIGHTED-            WEIGHTED-            WEIGHTED-
                                                       AVERAGE              AVERAGE              AVERAGE
                                                      EXERCISE             EXERCISE             EXERCISE
                                             SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                             ------   ---------   ------   ---------   ------   ---------
Outstanding at beginning of year...........   3,713      $20       2,635      $11      2,033       $ 8
  Granted..................................     565       35       1,777       31        910        15
  Exercised................................    (503)      10        (599)      13       (123)        7
  Canceled.................................    (334)      31        (100)      22       (185)       11
                                             ------      ---      ------      ---      ------      ---
Outstanding at end of year.................   3,441      $21      (3,713)     $20      2,635       $11
                                             ------               ------               ------
Options exercisable at year end............   1,747                1,498               1,160
                                             ------               ------               ------
Weighted-average fair value of options
  granted during the year..................  $17.62               $16.26               $8.23
                                             ------               ------               ------



     The following table summarizes information about stock options outstanding at December 31, 1996 (shares in thousands):



                                                               WEIGHTED AVERAGE                 WEIGHTED AVERAGE
                                            WEIGHTED AVERAGE    EXERCISE PRICE                   EXERCISE PRICE
                                SHARES         REMAINING          OF SHARES         SHARES         OF SHARES
  RANGE OF EXERCISE PRICES    OUTSTANDING   CONTRACTUAL LIFE     OUTSTANDING      EXERCISABLE     EXERCISABLE
----------------------------  -----------   ----------------   ----------------   -----------   ----------------
$ 4 to $ 9..................     1,269             2.3               $  7              964            $  7
$ 9 to $28..................       758             6.9               $ 19              456            $ 18
$28 to $37..................     1,058             8.7               $ 36              298            $ 36
$38 to $48..................       356             9.1               $ 42               29            $ 39
                                 -----             ---                ---            -----             ---
$ 4 to $48..................     3,441             6.7               $ 25            1,747            $ 16



STOCK PURCHASE PLAN



     During 1987, Oclassen adopted the 1987 Stock Purchase Plan (the "1987 Purchase Plan") under which it had reserved 469,069 shares, as converted pursuant to the exchange ratio defined in the Company's merger agreement with Oclassen, for sale to employees, directors and consultants. The terms of the 1987 Purchase Plan provide that the price of the shares to be purchased under the 1987 Purchase Plan shall be determined by Oclassen's Board of Directors, provided that such price shall not be less than fair market value of Oclassen common stock at the date of grant. In the event of voluntary or involuntary termination of employment, Oclassen retains the right to repurchase, for a period of 60 days after such termination, the unvested shares purchased under the 1987 Purchase Plan at the original purchase price. Initial grants under the 1987 Purchase Plan generally vest at the rate of 25% at the end of the 12 month period following commencement of employment, with the remaining balance vesting ratably over the next 36 months. Subsequent grants under the 1987 Purchase Plan generally vest ratably over 48 months following the date of the grant. At December 31, 1996, there were no remaining shares of common stock available for issuance under the 1987 Purchase Plan.

                          WATSON PHARMACEUTICALS, INC.

NOTES RECEIVABLE FROM STOCKHOLDERS

     Notes receivable from stockholders relate to shares issued under the 1987 Purchase Plan, bear interest at rates ranging from 6.04% to 9.0% per annum, and are generally due the earlier of four years from the date of issuance or the date of the employee's termination.

10. LICENSE, ROYALTY AND CO-PROMOTION ARRANGEMENTS

     Oclassen has entered into various license and royalty agreements which provide Oclassen with certain rights to develop and market products using certain technological and patent rights covered under the agreements. In addition, such agreements require Oclassen to pay royalties on sales and certain agreements contain requirements for development funding and/or minimum marketing efforts to maintain exclusivity.

     Beginning in 1996, Oclassen became obligated for minimum purchase commitments of raw materials for one of its product lines. The commitment is for approximately $690,000 annually through 2001.

     In August, 1993, Oclassen terminated an agreement for the co-promotion of one of its products. The termination agreement provided for a termination payment of $1.2 million to be paid by Oclassen in eight equal quarterly installments of $150,000 through July 1, 1995. The termination payment was charged to expense upon signing of the termination agreement. The termination agreement also includes a noncompete provision which expired July 1, 1995.

     During August 1992, Oclassen entered into development and marketing agreements with another company (the "Licensee") concerning the use of an oral formulation of FIAU for the treatment of hepatitis-B infections. Under terms of the agreements, all funding for the worldwide development of oral FIAU for the treatment of hepatitis-B, would be paid by the Licensee. Additionally, the Licensee would market any resulting products outside the United States, would pay development milestone payments to Oclassen and would pay royalties to Oclassen based on sales outside the United States. In connection with the matter discussed further in Note 12, all activity related to these agreements has ceased. Contract obligations and reserves of approximately $2.7 million, net of any contractual and legal obligations, will be relieved upon the resolution of any uncertainties related to the agreements or their termination.

     During February 1995, in connection with renegotiating one of its license and supply agreements, Oclassen acquired the Monodox(R) New Drug Application ("NDA") for $2.0 million and recorded the purchase as an intangible asset. The Monodox(R) NDA is being amortized over a six-year period. In addition to the NDA, Oclassen received various product cost reductions. The term of the new supply agreement is through February 1, 2000, and shall be automatically renewed in one-year increments thereafter unless terminated by one of the parties to the agreement.

     In May 1996, Oclassen entered into an agreement to in-license patents and products based on the use of 5-methoxypsoralen for the treatment of psoriasis and vitiligo. The agreement provides for payment by Oclassen of technology transfer fees aggregating up to $1.1 million if certain technology development milestones are achieved. Additionally, Oclassen is required to pay royalties based on net sales during the term of the agreement.

     In June 1996, Oclassen in-licensed rights to a topical iodine anti-microbial product line technology which is currently under development. Oclassen paid $500,000 upon the execution of the agreement, which is included in research and development expenses. The agreement provides for payment by Oclassen of up to $8 million if certain milestones are achieved, and royalties based upon net sales during the term of the agreement.

                          WATSON PHARMACEUTICALS, INC.

11. RELATED PARTIES

     The Company leases a portion of its facilities from related parties. The aggregate rent expense for 1996, 1995 and 1994 was $432,000, $432,000 and $550,000 respectively, and was allocated to cost of revenues, research and development and selling, general and administrative expenses.

     In 1989, the Company assigned its purchase rights under a lease for office and manufacturing facilities to a partnership in which the Company's Chief Executive Officer and certain family members are the general partners. The partnership purchased the facilities and assumed the lease with the Company. In April 1994, the Company acquired the manufacturing and office facilities from the family partnership for a purchase price of $3.6 million which approximated the fair market value at the time of sale.

     At December 31, 1996, a receivable of approximately $2.4 million was due from the President of the Company. This receivable arose from an agreement whereby the Company makes the payment of applicable income taxes due from the grant of restricted stock to the President. When the restricted stock vests and is eligible to be sold, the receivable balance will be repaid.

     In March 1994, Oclassen made a $700,000 interest bearing, secured loan (the "1994 Loan") to its President and Chief Executive Officer. In June 1996, Oclassen restructured this loan whereby $200,000 of the principal balance, plus accrued interest, was repaid and the remaining $500,000 principal balance was replaced with a new $500,000 loan (the "1996 Loan"). The 1996 Loan bears interest at 3.94 percent per annum, with accrued interest payable monthly, and is secured by real property. The 1996 Loan matures on the earlier of (a) June 1, 1999, (b) the termination of employment of Oclassen's President and Chief Executive Officer, or (c) within 180 days of the sale of the real property securing the loan.

12. COMMITMENTS AND CONTINGENCIES

FACILITY AND EQUIPMENT LEASES

     The Company has entered into operating leases for certain of its facilities and equipment. The terms of the operating leases for the Company's facilities require the Company to pay property taxes and normal maintenance expenses, and maintain minimum insurance coverage. Total rental expense for operating leases was approximately $1.5 million, $1.5 million and $1.9 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     At December 31, 1996, future minimum lease payments under all noncancelable operating leases consist of the following:

          YEARS ENDED DECEMBER 31 (IN THOUSANDS)
          --------------------------------------
          1997.............................................................  $1,413
          1998.............................................................     953
          1999.............................................................     857
          2000.............................................................     889
          2001 and thereafter..............................................   1,025
                                                                             ------
                    Total minimum lease payments...........................  $5,137
                                                                             ======

LEGAL MATTERS

     In July 1995, Circa initiated discussions with the United States Department of Justice as to the possible resolution of a long-standing open inquiry with regard to possible violations of the False Claims Act in respect

                          WATSON PHARMACEUTICALS, INC.

of drugs sold prior to cessation of these product sales in 1990. Through these discussions, the parties entered into a settlement agreement in March 1996. Under the terms of this agreement, in March 1996, the Company paid $2.7 million in settlement of all outstanding claims. The Company had established a reserve at December 31, 1995 for the full amount of the settlement.

     In November 1994, Circa settled its litigation with a former president, who resigned in 1990. Under the terms of the agreement, the former president, through an escrow agent, sold all of the 528,108 shares of Circa's common stock owned by him. The proceeds from the sale of a substantial portion of such shares, after payment of expenses and various taxes, were utilized to settle Circa's claim that his conduct damaged Circa and also to reimburse Circa for legal expenses paid on his behalf in past years. Circa recognized a gain on settlement of $2.3 million. In 1994, Circa made cash settlement payments aggregating $8.9 million, which amounts had been provided for in prior years. Such payments related to civil anti-trust claims settled in 1994 and other claims settled in prior years.

     During 1993, clinical trials involving a compound that was licensed to another company by Oclassen in 1992 were halted as a result of serious adverse events. The potential exists for product liability claims against Oclassen, and several claims have been filed through December 31, 1996. At this time, the financial obligation related to this matter remains uncertain. However, Oclassen believes, based on the opinion of outside counsel, that the outcome of this matter will not have a material effect on Oclassen's financial position or results of operations.

     The Company is involved in various disputes and litigation matters which arise in the ordinary course of business. The litigation process is inherently uncertain and it is possible that the resolution of these disputes and lawsuits may adversely effect the Company. Management believes, however, that the ultimate resolution of such matters will not have a material adverse impact on the Company's financial position or results of operations.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The only expenses incurred in connection with this transaction are the following, all of which are estimated.

    Printing expenses.........................................................  $ 5,000
    Accounting fees and expenses..............................................  $12,000
    Legal fees and expenses...................................................  $ 5,000
                                                                                --------
      Total...................................................................  $22,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the Nevada Revised Statutes authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including reimbursement for expenses incurred). The Registrant has provided for indemnification to the fullest extent permitted by the provisions of the Nevada statute in its Articles of Incorporation and Bylaws.

     The Registrant maintains a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures the directors and officers of the Registrant against losses up to $20,000,000 in the aggregate (subject to a $250,000 retention per loss) arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses the Registrant for amounts which lawfully indemnifies the Registrant or as required or permitted by law to indemnify its directors and officers.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES



  (a) Exhibits



   4.1    -- Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to 33-46229)
   4.2    -- Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to
             33-46229)
  *4.3    -- Agreement and Plan of Merger among the Registrant, Dolphin Acquisition Corp. and
             Royce Laboratories, Inc. dated as of December 24, 1996, as amended
   4.4    -- Specimen Warrant Certificate for the Series F Warrants (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to Royce's Registration Statement on Form S-2
             dated January 27, 1994, registration number 33-72276)
   4.5    -- Form of Warrant Agreement for the Series F Warrants (incorporated by reference to
             Exhibit 4.3 to Amendment No. 1 to Royce's Registration Statement on Form S-2 dated
             January 27, 1994, registration number 33-72276)
   4.6    -- Placement Agreement Warrant issued to Gruntal in connection with 1995 private placement (incorporated by reference to Exhibit 10.13 to Royce's Registration
             Statement on Form S-3 dated August 18, 1995, registration number 33-61917)
   4.7    -- Warrant issued to Gruntal (incorporated by reference to Exhibit 10.12 to Royce's
             Registration Statement on Form S-3 dated December 9, 1994, registration number
             33-84260)
  *4.8    -- Stock Option Agreement made as of February 25, 1995 between Royce and Major
             Pharmaceuticals, Inc.
  *4.9    -- Non-Incentive Stock Option Agreement made as of February 1, 1996 between Royce and
             P&PSI
  *5.1    -- Opinion of D'Ancona & Pflaum
**23.1    -- Consent of Price Waterhouse LLP (Costa Mesa)
**23.2    -- Consent of Deloitte & Touche LLP
**23.3    -- Consent of Coopers & Lybrand L.L.P.
**23.4    -- Consent of Price Waterhouse LLP (Miami)
**23.5    -- Consent of Arthur Andersen LLP
**23.6    -- Consent of D'Ancona & Pflaum
 *24.1    -- Power of Attorney

---------------


 * Previously filed as Exhibits 2.1, 10.7, 10.8, 5.1 and 24.1 to this Registration Statement on Form S-4, Reg. No. 333-20029.



** Filed herewith.



  (b) Financial Statement Schedules



     Supplementary Valuation and Qualifying Accounts.



ITEM 17.  UNDERTAKINGS.


     The undersigned Registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:


     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.



     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to its Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on this 11th day of April, 1997.


                                          WATSON PHARMACEUTICALS, INC.
                                          (Registrant)

                                          By:         /s/ Allen Chao
                                            ------------------------------------
                                                     Allen Chao, Ph.D.
                                            Chairman and Chief Executive Officer
                                             (Principal Executive and Financial
                                                           Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-4 has been duly signed on April 11, 1997 by the following persons in the capacities indicated:



                 SIGNATURES                                TITLES                    DATE
---------------------------------------------  -------------------------------  ---------------

               /s/ Allen Chao                  Chairman and Chief Executive     April 11, 1997
---------------------------------------------    Officer (Principal Executive
              Allen Chao, Ph.D.                  and Financial Officer)

                      *                        President and Director           April 11, 1997
---------------------------------------------
            Melvin Sharoky, M.D.

                      *                        Vice President Corporate         April 11, 1997
---------------------------------------------    Controller (Principal
                 Chato Abad                      Accounting Officer)

                      *                        Secretary and Director           April 11, 1997
---------------------------------------------
              Michel J. Feldman

                      *                        Director                         April 11, 1997
---------------------------------------------
            Alec D. Keith, Ph.D.

                      *                        Director                         April 11, 1997
---------------------------------------------
              Albert F. Hummel

                      *                        Director                         April 11, 1997
---------------------------------------------
               Michael Fedida

                      *                        Director                         April 11, 1997
---------------------------------------------
              Ronald R. Taylor

             By: /s/ Allen Chao
---------------------------------------------
              Attorney in fact

                          WATSON PHARMACEUTICALS, INC.



                SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS



                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS



                                 (IN THOUSANDS)



                                                 BALANCE AT      CHARGED TO                    BALANCE AT
                                                 BEGINNING       COSTS AND      DEDUCTIONS/      END OF
                                                 OF PERIOD        EXPENSES        OTHER          PERIOD
                                                ------------     ----------     ----------     ----------
YEAR END 1996:
  Allowance for doubtful accounts.............     $1,350          $1,579        $ (1,145)       $1,784
  Product return allowance....................     $  785          $3,576        $ (3,254)       $1,107
YEAR END 1995:
  Allowance for doubtful accounts.............     $1,083          $  400        $   (133)       $1,350
  Product return allowance....................     $  263          $3,033        $ (2,511)       $  785
YEAR END 1994:
  Allowance for doubtful accounts.............     $  574          $  759        $   (250)       $1,083
  Product return allowance....................     $  164          $1,704        $ (1,605)       $  263

                                 EXHIBIT INDEX

ITEM 16.  EXHIBITS.


   4.1    -- Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to 33-46229)
   4.2       Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to
             33-46229)
  *4.3    -- Agreement and Plan of Merger among the Registrant, Dolphin Acquisition Corp. and
             Royce Laboratories, Inc. dated as of December 24, 1996, as amended
   4.4    -- Specimen Warrant Certificate for the Series F Warrants (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to Royce's Registration Statement on Form S-2
             dated January 27, 1994, registration number 33-72276)
   4.5    -- Form of Warrant Agreement for the Series F Warrants (incorporated by reference to
             Exhibit 4.3 to Amendment No. 1 to Royce's Registration Statement on Form S-2 dated
             January 27, 1994, registration number 33-72276)
   4.6    -- Placement Agreement Warrant issued to Gruntal in connection with 1995 private placement (incorporated by reference to Exhibit 10.13 to Royce's Registration
             Statement on Form S-3 dated August 18, 1995, registration number 33-61917)
   4.7    -- Warrant issued to Gruntal (incorporated by reference to Exhibit 10.12 to Royce's
             Registration Statement on Form S-3 dated December 9, 1994, registration number
             33-84260)
  *4.8    -- Stock Option Agreement made as of February 25, 1995 between Royce and Major
             Pharmaceuticals, Inc.
  *4.9    -- Non-Incentive Stock Option Agreement made as of February 1, 1996 between Royce and
             P&PSI
  *5.1    -- Opinion of D'Ancona & Pflaum
**23.1    -- Consent of Price Waterhouse LLP (Costa Mesa)
**23.2    -- Consent of Deloitte & Touche LLP
**23.3    -- Consent of Coopers & Lybrand L.L.P.
**23.4    -- Consent of Price Waterhouse LLP (Miami)
**23.5    -- Consent of Arthur Andersen LLP
**23.6    -- Consent of D'Ancona & Pflaum
 *24.1    -- Power of Attorney


---------------
 * Previously filed as Exhibits 2.1, 10.7, 10.8, 5.1 and 24.1 to this Registration Statement on Form S-4, Reg. No. 333-20029.

** Filed herewith.